                                                                    EXHIBIT 99.1

                    THIRD QUARTER 2005 INVESTOR PRESENTATION
    JAMES S. NICHOLSON, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER
                                NOVEMBER 7, 2005

     Thank you, Stephanie.

     Good morning and welcome to our third quarter 2005 conference call. This call is being simultaneously broadcast on the internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site, www.tecumseh.com.

     I will start our conversation this morning with some brief comments, expanding on our press release both in terms of our actual results for the quarter, as well as a preliminary look at the rest of the year. Following my comments, we will open the call for your questions.

     I would remind you that my prepared comments this morning, and the answers to your questions, contain forward-looking statements within the meaning of the Securities laws. I refer you to the cautionary statements contained in our press release concerning significant risks and uncertainties involved with forward looking statements that could cause actual results to differ materially from projected results.

     The third quarter turned out to be another difficult and disappointing quarter with results being well below our initial expectations. Reported results for the third quarter 2005 amounted to a net loss of $32.8 million or $1.77 per share, compared to net income of $12.3 million or $0.67 per share in the third quarter of 2004. Of this loss, $25.3 million, or $1.37 per share, was attributable to the recognition of valuation allowances against previously recorded deferred tax assets in the U.S. and Brazil, as well as $1.4 million or $0.08 per share related to restructuring-related charges. Excluding these charges, the overall operating results decline was consistent with that experienced through the first half of the year. While improvements were achieved in the Electrical Components and Pump sectors, these improvements were more than offset by declines in the Compressor and Engine & Power Train segments. Overall, we continue to be adversely affected by the exchange rate of the Brazilian Real, the cost of certain inputs, like copper and transportation, and lower volumes, particularly in the Compressor segment.

     Consolidated sales for the quarter amounted to $478.5 million, which is relatively flat in dollar terms in comparison to the third quarter of 2004; however, excluding the effects of currency translation, sales declined by $20.6 million or 4.3%. This decrease was primarily attributable to the Compressor business where sales were down by $19.8 million, net of foreign currency effects.

     I will address these changes more specifically in my comments regarding each business segment; however, in the aggregate and on a pre-tax basis, we estimate that currency had an approximate impact on year over year profitability of $12 million, and volume and mix changes also affected year over year profitability by approximately $12 million. Note, however, that the mix of these factors on an aggregate basis varies from segment to segment. In addition, net interest costs rose by $3.1 million reflecting lower earnings from available cash, higher borrowing rates, and higher foreign borrowings.

     Now looking at the business by its respective segments - compressor sales, net of the effects of currency, declined by $19.8 million or 9%. The decline was largely attributable to weaker demand in South America for compressors used in air conditioning and residential refrigeration and weaker demand in Europe for compressors used in residential refrigeration. Last year at this time, our Brazilian operations were sold out with respect to its capacity for residential refrigerator and freezer compressors. With the weakening of global demand, this is no longer the case and represents our expectation for 2006 as well. In addition, sales in India of compressors used in air conditioning are down approximately 50% year to date due to a trend to rotarization in that market. On the positive side, the hot summer weather did benefit our aftermarket business in North America where sales were up 31% over last year.

     Compressor segment operating results were down $14.9 million or 66% in comparison to the prior year. The two largest factors, in equal proportions, were the affect of a weaker U.S. Dollar versus the Brazilian Real and lower sales volumes. The average book keeping rate for the third quarter 2005 had the U.S. Dollar 20% weaker versus the Real in comparison to the third quarter in 2004. For comparison purposes, the dollar was approximately 17% weaker year over year during the second quarter and 10% weaker during the first quarter.

     The outlook in the Compressor Group for the balance of the year is consistent with our current results. While recent warm weather helped aftermarket volumes in North America in the third quarter, larger global factors will drive the group's near term performance. The strength of the Real and volume trends in South America and Europe are expected to depress earnings in this segment for the remainder of 2005 and into 2006; however, the Company will soon be formally introducing its scroll compressor and bringing new rotary capacities online in India that will improve its overall competitive profile.

     Moving to the Electrical Components Group - for the quarter, the Group reported sales of $103.3 million compared to $102.1 million a year ago. The change in sales reflects price increases over the affect of lower volumes, primarily in the automotive sector, due to lower customer build schedules and our customers' share with their OEMs.

     Electrical Components operating income for the quarter was $4.8 million compared to $3.5 million a year ago. The improvement in operating results is due to lower amortization of intangibles, price increases, and improved productivity in excess of higher commodity costs and lower volumes.

     Looking forward into the rest of the year for the Electrical Components business, we expect results to continue to improve as the benefits of pricing and cost reduction actions continue to affect results. In addition, we expect improved sales and results in 2006 as new business in the automotive sector begins.

     Now for the Engine & Power Train Group - Sales in the Engine & Power Train Group were down $4.4 million or 3% from the prior year's third quarter. The decrease was primarily attributable to the previously described loss of business at Sears and lower volumes in Europe. Snow shipments during the quarter were consistent with the prior year's favorable volumes.

     Despite the relatively consistent sales volumes, the Group's operating results declined by $7.4 million in comparison to the prior year's third quarter. The decline is primarily attributable to higher material and transportation costs, as well as the unfavorable affects of a stronger Real on higher production levels in Brazil.

     On a positive note, we have achieved sufficient, consistent production levels in Brazil to permit us to begin the removal of duplicate productive capacities, which will greatly improve our ongoing cost structures. On October 28, 2005, we announced our intent to cease engine assembly at our Corinth, Mississippi location. While our fourth quarter will reflect restructuring costs, we expect the benefits of past and current restructuring will provide sizeable benefits in 2006. Other potential improvements are tied to the outcome of line reviews that are still pending and the associated volumes for the next green season.

     Now for the Pump Group - sales increased by $3.3 million or 12% over the prior year. The increase was attributable to higher volumes across most of the business' market categories. Robust demand, partially fueled by weather, good industrial markets, and new product acceptance were key to the increase. The sales growth was primarily responsible for the half million dollar or 16% increase in operating profit.

     Now that we have covered the segments, let's cover some other matters of significance. During the third quarter, operations generated cash of $20.9 million compared to a use of cash of $55.5 million during the first six months of the year. The improvement reflects better third quarter operating results in comparison to the first half of the year and improvements in working capital levels; however, based upon the trend of declining results in the Compressor segment, we elected to not pay a dividend in the third quarter, even though permitted under the terms of our amended bond agreement, in order to provide necessary funding of capital expenditures. In addition, based upon future expected results, we currently do not anticipate paying a dividend while subject to the covenants of the current bond agreement.

     We continue to monitor our future expected results in relationship to the financial covenants specified under the terms of the respective borrowing arrangements. As a result, we may seek alternative financing arrangements, which provide greater flexibility than currently afforded under the existing Senior Guaranteed Notes, in combination with potential sales of assets as part of our overall business strategies.

     Another item that deserves some elaboration is our tax expense. Previously, we provided benefits on deferred tax assets because our tax planning strategies indicated that we would likely realize these assets; however, with the trend in compressor results, particularly in Brazil, our outlook changed sufficiently that under current accounting rules it is appropriate to de-recognize these assets. The Company is still employing strategies to realize these tax benefits and, when realized, they will benefit tax expense recognized in the future.

     In conclusion, the third quarter results, while not what the Company views as acceptable, did reflect some of the benefits expected under the turn-around plans we established after the first quarter. We continue our campaign of cost cutting and believe actions currently being taken will provide significant benefits in future periods. Of course, we also remain susceptible to macro-economic factors, like currency values, global commodity costs, and business cycles which cannot always be predicted.

     That concludes my prepared comments for this morning. I will now take your questions.